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                                                                    EXHIBIT 4.1

                          1997 RESTRICTED STOCK PLAN
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1.       PURPOSES OF THE PLAN. The purposes of the Second Bancorp, Incorporated
         (the "Corporation") 1997 Restricted Stock Plan (the "Plan") are:

         (i) to promote the long-term stability of the Corporation and its subsidiaries (together, the "Company") by incenting key employees to remain with the Company;

         (ii) to assist the Company in its ongoing efforts to attract highly qualified, experienced employees to fill key strategic positions; and

         (iii) to tie the medium-to-long term financial interest of key employees to the value of the Corporation's stock and, therefore, to better align their financial interests with those of the Corporation's shareholders.

2. ADMINISTRATION. Except with respect to matters addressed in paragraph 12, the Plan shall be fully administered by the Compensation and Organization Committee (the "Committee") of the Company under authorization granted to it by the Corporation's board of directors (the "Board") . The Committee' s authority to administer the Plan specifically includes, among other things, the right to determine and make restricted stock awards to key employees and/or authorize the offer of restricted stock to prospective employees under the Plan.

3. SHARES SUBJECT TO THE PLAN. Subject to the restrictions described in paragraph 7, twenty-five thousand (25,000) shares of common stock of the Corporation shall be set aside for issuance from time to time under this Plan. Shares awarded under the Plan shall be deemed to be issued and outstanding from and after the date of award and, except as provided in paragraphs 7 and 8, shall have all the indicia of ownership including the right to receive dividends, to participate in stock splits or other recapitalizations of the Corporation, and to vote on all matters submitted to the Corporation's shareholders for action. Any restricted shares forfeited under the terms of the Plan pursuant to paragraph 9 shall again be available for issuance under the Plan. Shares shall be made available from authorized, unissued or treasury shares of common stock. In the event that any stock split or any combination or exchange of shares is declared and implemented by the Corporation, the number of shares available for award under the Plan shall immediately and automatically adjust to take into account the foregoing.

4. PARTICIPANTS. With the exception of Company employees participating in the Corporation's Amended Stock Option Incentive Plan and/or any other qualified or non-qualified shareholder approved option plan in effect from time to time, all employees of the Company shall



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         be eligible to participate in the Plan. In addition the Committee may, from time to time, authorize the Company to offer a specified number of restricted shares to applicants being considered for key positions with the Company. The award of restricted shares pursuant to such an offer shall, however, be conditioned upon the prospective employee's prior acceptance of a position, and entry into service, with the Company.

5. AWARD OF SHARES. The Committee shall identify and designate from time to time those key employees of the Company to be awarded restricted shares of stock under the Plan (a "Recipient") . The Committee shall determine the number of shares to be granted to each Recipient provided, however, that the maximum current value (determined by multiplying the mid-point of the then inside "bid" and "ask" prices of the Corporation's common stock by the number of restricted shares being awarded) of restricted shares awarded to any Recipient at any one time may not exceed an amount equal to 30% of the Recipient's then current annual base salary. Each award of restricted stock under the Plan shall be evidenced by a restricted stock agreement executed by the Corporation and the Recipient in such form as the Committee shall prescribe from time to time in accordance with the Plan.

6. CRITERIA FOR AWARDS. In determining whether to grant restricted shares under the Plan to an eligible participant and the number of restricted shares to be awarded, the Committee shall take into account (i) the present and potential contributions of the Recipient to the success of the Company, (ii) the nature of the Recipient's expertise and the anticipated difficulty that would be experienced in replacing him or her, (iii) the Recipient's potential for managerial development, (iv) the importance of continuity in the position occupied by the Recipient, and (v) such other facts and matters as the Committee may deem relevant to accomplishing the purposes of the Plan.

7. RESTRICTIONS. Except as provided in paragraph 10, shares issued under the Plan may not be sold, pledged as collateral or otherwise transferred by the Recipient to any other person or entity nor may any Recipient sell, assign or otherwise transfer his or her right to receive dividends for a period commencing on the date the restricted shares are awarded and ending on the fifth (5th) anniversary date thereof (the "Restriction Period"). The day on which the Committee approves the restricted stock award shall be considered the date on which the shares are awarded. In addition, awards of restricted shares under the Plan shall be subject to such other conditions and restrictions as the Committee may deem advisable for the Company's better protection.

8. ISSUANCE OF STOCK CERTIFICATES. Recipients of restricted stock under the Plan shall not be entitled to the physical possession of a stock certificates(s) during the Restriction Period. Shares awarded under the Plan shall instead be evidenced during the Restriction Period by stock certificate(s) maintained in safekeeping by the Company and bearing an appropriate restrictive legend. At

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         the end of the Restriction Period, the Corporation will cause the restricted stock certificate(s) held in safekeeping to be reissued in unrestricted form and will promptly deliver the unrestricted certificate(s) to the Recipient.

9. FORFEITURE OF SHARES. Restricted shares issued under the Plan shall automatically be forfeited by the Recipient if, during the Restriction Period, the Recipient (i) resigns from his or her position with the Company, (ii) is terminated by the Company for cause, or (iii) in the determination of the Committee, violates or attempts to violate any term of the stock award.

10. SPECIAL OCCURRENCES. If, during the Restriction Period, the Recipient dies, becomes permanently unable to perform his/her job as a result of a disability (as that term is defined from time to time for Social Security purposes), retires at the age of at least 55, or if a change in control of the Company occurs, all restrictions on the Recipient's stock shall terminate and an unrestricted share certificate shall thereafter be issued to the Recipient (or his/her heirs, executors, administrators or legal representative(s) as appropriate).

11. TAX IMPLICATIONS TO RECIPIENTS. Generally, the full fair market value of Plan shares on the date they become unrestricted is includable in the Recipient's gross income for the year in which the shares become unrestricted UNLESS the Recipient elects within 30 days of the stock award to treat the value of the shares on the date of award as ordinary income in that year. Share appreciation after the date the Recipient takes their value into gross income for tax purposes is treated as capital gain. Cash dividends paid to Recipients on restricted shares are taxable as ordinary income in the year received. This summary material is provided for information only. Each Recipient should consult with his/her tax advisor before acting in reliance hereon.

12. AMENDMENT. The Board may, by resolution, amend or revise the Plan in all respects except as to those things which, as a matter of law, regulation or corporate governance require shareholder or other approval. The Board may not, without the consent of the holder of restricted stock issued under the Plan, alter or otherwise impair any right or term regarding outstanding restricted shares.

13. EFFECTIVE DATE. The Plan is effective as of the March 11, 1997 date of its adoption by the Board of Directors provided, however, that no restricted shares shall be issued under the Plan until such time as all necessary legal and regulatory notices have been given and approvals obtained.

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